Exhibit 99.1

Jeffrey R. Binder — Seasoned Orthopedic Medical Device Leader —
Named President and Chief Executive Officer of Biomet, Inc.

Warsaw, IN . . . February 26, 2007 (NASDAQ:BMET)

The Biomet, Inc. Board of Directors today announced the appointment of Jeffrey R. Binder, 43, as President and Chief Executive Officer and a member of Biomet’s Board, replacing Daniel P. Hann, who has served as Interim President and Chief Executive Officer.  Mr. Hann will remain as Executive Vice President of Administration and a member of the Board of Directors.  The appointment is effective immediately.

As a 15-year veteran of the orthopedic medical device industry, most recently in senior management roles at Abbott Laboratories, Mr. Binder’s broad-based experience includes general management, marketing and business development roles with some of the world’s most successful orthopedic medical device companies.  He has a proven record of helping companies to identify new growth opportunities and the strategies needed to capture this growth.

Niles L. Noblitt, Chairman of the Board, stated, “After an extensive search,  we are extremely pleased to have a proven leader with strong experience in leading companies in the orthopedic medical device industry.  We are also very appreciative of the excellent leadership and management provided by Dan Hann since he assumed the role of Interim President and CEO nearly one year ago.”

“I am very excited about joining Biomet at this critical juncture in its history,” said Mr. Binder. “I look forward to working with Biomet’s team members to continue to build on the company’s strengths and to further capitalize on opportunities going forward.”

Mr. Hann said, “Jeff brings an impressive depth of operational experience to the CEO position.  I am looking forward to working closely with him and the management team to ensure a smooth transition and take Biomet to the next level,” said Mr. Hann.

As Executive Vice President of Administration, Mr. Hann will work closely with Mr. Binder to ensure a smooth transition across all aspects of the business.  Mr. Binder has served as Senior Vice President of Diagnostic Operations of Abbott Laboratories since January 2006.  He previously served as President of Abbott Spine from June 2003, and President and CEO of Spinal Concepts from 2000 until June 2003, when Spinal Concepts was acquired by Abbott Laboratories.  Prior to his position as President and CEO of Spinal Concepts, Mr. Binder was President of DePuy Orthopedics joint reconstruction and trauma business following its integration with Johnson & Johnson in 1998.  He also spent four years in various senior positions at Howmedica Orthopedics and five years with the Boston Consulting Group.  He received a bachelor’s degree in applied mathematics from Yale University and a master’s degree in public policy from the Woodrow Wilson School at Princeton University.

About Biomet

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Biomet’s product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products.  Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

Forward-Looking Statements

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such statements. Such risks and uncertainties include our ability to develop and market new products and technologies in a timely manner, the effect of the pending merger on Biomet’s business and its relationship with customers, distributors, employees and suppliers and the risk factors as set forth from time to time in Biomet’s filings with the SEC. The inclusion of a forward-looking statement herein should not be regarded as a representation by Biomet that Biomet’s objectives will be achieved. Biomet undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

For further information contact Greg W. Sasso, Senior Vice President, Corporate Development and Communications at (574) 372-1528 or Barbara Goslee, Director, Corporate Communications at (574) 372-1514.

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